Exhibit 2
THIS TRUST DEED is made on 19 May 2005
BETWEEN
(1)	THE “SHELL” TRANSPORT AND TRADING COMPANY, PUBLIC LIMITED COMPANY having its registered office at Shell Centre, London SE1 7NA (registered in England under number 54485) (the “Company”);

(2)	THE TRUSTEE; and

(3)	ROYAL DUTCH SHELL PLC having its principal place of business at Carel van Bylandtlaan 30, 2596 HR The Hague and its registered office at Shell Centre, London SE1 7NA (registered in England under number 4366849) (“Royal Dutch Shell”).
WHEREAS
(A)	The Company proposes to issue the Dividend Access Share to the Trustee pursuant to the Scheme.
(B)	The Trustee has agreed to declare a trust over the Dividend Access Share, any amounts paid to it by way of dividend on the Dividend Access Share and any interest or other income earned by it on such dividend amounts on the terms set out herein.
(C)	The Parties accordingly wish to enter into this Trust Deed.
1.	INTERPRETATION

1.1	Definitions

In this Trust Deed:

“Class B Shares”	means the issued Class B Shares in the capital of Royal Dutch Shell from time to time;

“Class B Shareholders”	means the person or persons identified in the register of members of Royal Dutch Shell from time to time as the legal owner(s) of Class B Shares;

“DAS Beneficiary”	means STT (DAS beneficiary) Limited, having its registered office at Shell Centre, London SE1 7NA (registered in England under number 5416740);

“Dividend Access Share”	means the redeemable share in the capital of the Company classified as a dividend access share, to be issued to the Trustee pursuant to the Scheme;

“Forfeited Dividend”	has the meaning set out in clause 4.3;

“High Court”	means the High Court of Justice in England and Wales;

“Income”	means any interest or other income earned on any amount held in the Trust which represents a dividend paid on the Dividend Access Share;

“Parties”	means the parties to this Trust Deed;

“RDS Dividend Equivalent Amount”	has the meaning set out in clause 4.4;

“Scheme”	means the proposed scheme of arrangement of the Company which is expected to become effective on 20 July 2005;

“Trust”	means the trust created under this Trust Deed;

“Trust Deed”	means this trust deed as amended from time to time;

“Trustee”	means the signatory to this Trust Deed as trustee and any other person appointed from time to time as trustee under the terms of this Trust Deed; and

“Trust Property”	means:

(i) the Dividend Access Share;

(ii) any and all amounts paid to the Trustee by way of dividend on the Dividend Access Share; and

(iii) any Income.
1.2	Interpretation

In construing this Trust Deed, unless otherwise specified:
(A)	references to clauses and paragraphs are to clauses and paragraphs of this Trust Deed;

(B)	words denoting the singular shall include the plural and vice versa;

(C)	use of any gender includes the other genders;

(D)	references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality) and references to a “company” shall be construed to include any company, corporation or other body corporate, wherever and however incorporated or established;

(E)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(F)	a reference to any other document referred to in this Trust Deed is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Trust Deed) from time to time;

(G)	headings and titles are for convenience only and do not affect the interpretation of this Trust Deed;

(H)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(I)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.
2.	CONDITION

2.1	This Trust Deed is subject to satisfaction of the condition that the Scheme becomes effective.

2.2	If the Scheme does not become effective on or before 31 December 2005, this Trust Deed shall terminate and no person shall have any rights or obligations under its provisions.

3.	ESTABLISHMENT OF THE TRUST

3.1	Subject to satisfaction of the condition set out in clause 2.1 and to the provisions of clause 3.2, the Trustee hereby irrevocably declares that it holds and will hold the Dividend Access Share on trust for the DAS Beneficiary.

3.2	In the event that dividends are declared on the Dividend Access Share, the Trustee shall hold:
(A)	subject to paragraphs (C) and (D) below, any and all amounts paid to it by way of dividend on the Dividend Access Share on trust for the Class B Shareholders in accordance with their respective holdings of Class B Shares (save to the extent that any Class B Shareholder has agreed to waive its right to payment of any dividend or dividends declared on the Class B Shares);

(B)	any and all Income on trust for the Company;

(C)	any and all Forfeited Dividends on trust for the Company; and

(D)	any and all RDS Dividend Equivalent Amounts on trust for the Company.
3.3	The Trustee undertakes that it will, in accordance with any advance directions given to it by the Company and in accordance with clause 13.2, pay:

(A)	the amounts paid to it by way of dividend on the Dividend Access Share to the Class B Shareholders in accordance with their respective holdings of Class B Shares (save to the extent that any Class B Shareholder has agreed to waive its right to payment of any dividend or dividends declared on the Class B Shares);

(B)	any Income to the Company;

(C)	any Forfeited Dividends to the Company; and

(D)	any RDS Dividend Equivalent Amounts to the Company.

The Trustee further undertakes that it will carry out the Trust and administer the Trust Property subject to the terms and conditions herein set out and subject to the provisions of any applicable law.
3.4	The Trust constituted in accordance with clauses 3.1 and 3.2 shall be known as the Royal Dutch Shell Group Dividend Access Trust.

3.5	The Company shall, forthwith upon being requested to do so by Royal Dutch Shell, take all steps necessary to redeem the Dividend Access Share in accordance with the rights attaching to it.

4.	OBJECT AND PURPOSE

4.1	The primary object and purpose of the Trust is for the Trustee to receive, as trustee for the Class B Shareholders and in accordance with their respective holdings of Class B Shares, any amounts paid by way of dividend on the Dividend Access Share and to pay any such amounts to the Class B Shareholders on the same pro rata basis.

4.2	Notwithstanding any provision to the contrary contained in this Trust Deed, no Class B Shareholder shall acquire any right to or in respect of any benefits from the Trust, whether actual or conditional, other than the rights and benefits in respect of dividends paid on the Dividend Access Share expressly conferred on such Class B Shareholders by this Trust Deed. Without limiting the generality of the foregoing:
(A)	no Class B Shareholder shall acquire any right to enforce the payment of a dividend declared by the Company on the Dividend Access Share, such right being reserved solely for the Trustee as holder of the legal title to the Dividend Access Share, or any other rights against the Company; and

(B)	no Class B Shareholder shall acquire any right to, or interest (whether legal or beneficial) in, the Dividend Access Share or any Income.
4.3	Unless the Company determines otherwise, if any amounts paid by way of dividend on the Dividend Access Share have not been claimed by a Class B Shareholder for 12 years after the date of payment of the relevant dividend, such amounts (each a “Forfeited Dividend”) will be forfeited and the beneficial interest in such amounts shall pass to the Company.

4.4	If Royal Dutch Shell pays any amount to a Class B Shareholder by way of dividend on the Class B Shares held by that Class B Shareholder, the beneficial interest in any amount:
(A)	held on trust for that Class B Shareholder pursuant to clause 3.2(A) of this Trust Deed; and

(B)	which corresponds to the amount paid by Royal Dutch Shell to that Class B Shareholder by way of dividend on the Class B Shares held by that Class B Shareholder (which amount shall for this purpose be deemed to include the amount of any tax required to be withheld or deducted by Royal Dutch Shell in relation to the payment of that amount),
(an “RDS Dividend Equivalent Amount”) will be forfeited by that Class B Shareholder and will pass to the Company.

4.5	For the purposes of clause 4.4, where the dividend payment made by Royal Dutch Shell is made in one currency and the corresponding amount held on trust for that Class B Shareholder is held in another currency, the RDS Dividend Equivalent Amount will be calculated by converting the amount paid by Royal Dutch Shell into that other currency at such rate as Royal Dutch Shell shall consider appropriate.

4.6	Notwithstanding any provisions to the contrary contained in this Trust Deed, no Class B Shareholder shall acquire any right to or in respect of any benefits under the Trust in respect of a particular dividend paid on the Dividend Access Share, whether actual or conditional, to the extent that such Class B Shareholder has elected, pursuant to a proposed scrip dividend issue to be implemented by Royal Dutch Shell in accordance with its articles of association, to receive further shares of Royal Dutch Shell, credited as fully paid, instead of such benefits.

5.	APPOINTMENT OF TRUSTEE

5.1	The boards of directors of the Company and of Royal Dutch Shell, acting jointly, shall be entitled to appoint the Trustee from time to time and shall equally be entitled to terminate the appointment of any Trustee.

5.2	The person who is signatory to this Deed as Trustee is hereby appointed as the initial Trustee.

6.	VACATION OF OFFICE BY TRUSTEE

6.1	A Trustee shall be entitled at any time to resign as a Trustee by notice in writing to that effect given to Royal Dutch Shell.

6.2	A Trustee shall cease to be a Trustee upon the appointment of a replacement Trustee following the happening of any of the following events:
(A)	if the existing Trustee is removed from office by the boards of directors of the Company and Royal Dutch Shell, acting jointly;

(B)	if the existing Trustee resigns as provided in clause 6.1.
7.	DUTIES OF TRUSTEE

The Trustee shall -

7.1	promote the primary object and purpose of the Trust and comply generally with the provisions of clauses 3 and 4;

7.2	comply with such directions as may be given to it by Royal Dutch Shell and the Company from time to time in relation to the issue of tax vouchers and certificates to Class B Shareholders who become entitled, under the terms of the Trust, to amounts paid by way of dividend on the Dividend Access Share;

7.3	maintain proper accounting and other records of all transactions it concludes in its capacity as Trustee;

7.4	procure that the books and records of the Trust shall be written up regularly;

7.5	instruct the auditors of the Trust to disclose such information regarding the affairs of the Trust to any competent authority entitled to such information as such competent authority may from time to time legally require;

7.6	keep all books of account and financial records of the Trust at such place in England or the Channel Islands as may be determined by Royal Dutch Shell and the Company and the same shall at all times be accessible to the Trustee, Royal Dutch Shell, the Company and the auditors of the Trust;

7.7	subject in all cases to clause 13, forthwith pay all dividends paid on the Dividend Access Share into one or more banking accounts to be maintained by the Trustee with such branch or branches of such bank or banks as Royal Dutch Shell may determine, and all payments to be made on behalf of the Trust shall, if the Trust has any such account, and, insofar as it is practical, be made by cheque or BACS transfer drawn on such banking account or on one of such banking accounts;

7.8	from time to time furnish Royal Dutch Shell and the Company with such information regarding the affairs of the Trust as Royal Dutch Shell or the Company may require;

7.9	not transfer the Dividend Access Share otherwise than on the instructions of Royal Dutch Shell to a replacement Trustee.

8.	POWERS OF TRUSTEE

The Trustee shall be empowered to deal with the Trust Property for the purposes and to achieve the objects of the Trust in terms of this Trust Deed and shall possess all such powers necessary or desirable for such purpose and for purposes ancillary thereto including, but without limitation, the powers, discretions and duties set out below, namely -

8.1	to open and operate any banking account and to draw and issue cheques and receive cheques, promissory notes and/or bills of exchange and to endorse any of the same for collection by the bank at which the said account was opened and to determine the manner in which and the signatures on the basis of which such banking account shall be operated;

8.2	to pay the dividends paid on the Dividend Access Share to the Class B Shareholders on the basis contemplated in clause 3.3;

8.3	to pay any Income to the Company on the basis contemplated in clause 3.3;

8.4	to pay any Forfeited Dividends to the Company on the basis contemplated in clause 3.3;

8.5	to pay any RDS Dividend Equivalent Amount to the Company on the basis contemplated in clause 3.3;

8.6	to sue for, recover and receive all debts, all sums of money, goods, effects and other things whatsoever, which may become due, owing, payable or which may belong to the Trust;

8.7	to defend, oppose, adjust, settle, compromise or submit to arbitration all accounts, debts, claims, demands, disputes, legal proceedings and matters which may subsist or arise between the Trust and any other person whatsoever and for the purposes aforesaid to do and execute all necessary acts and documents;

8.8	to attend all meetings of creditors of any person whatsoever indebted to the Trust, whether in provisional or final insolvency, liquidation, judicial management or otherwise and to vote for the election of liquidators and/or judicial managers and also to vote on all questions submitted to any such meeting of creditors and generally to exercise all rights accruing to a creditor;

8.9	to give receipts, releases or other effectual discharges for any sum of money or thing recovered by the Trust;

8.10	to delegate any of the powers or duties of the Trustee to any person, representative or agent of the Trustee; and

8.11	to employ accountants, attorneys, agents or brokers to transact all or any business of whatsoever nature required to be done pursuant to this Trust Deed, without thereby being responsible for the default of any such accountants, attorneys, agents or brokers or for any loss occasioned by such employment.

9.	BOOKS AND RECORDS

9.1	The auditors of the Trust shall be appointed by the Trustee from time to time with the prior approval of the Company and Royal Dutch Shell and once appointed, shall not be removed without prior approval of the Company and Royal Dutch Shell.

9.2	The Trustee shall ensure that the Trust Property is at all times clearly identified as property that is subject to the Trust and kept separate from any of the Trustee’s own assets whether of a similar nature or not.

9.3	The Trustee will from time to time determine the date on which the financial year of the Trust will end. Until otherwise determined, the financial year of the Trust will end on the last day of December in every year.

9.4	The Trustee shall procure the preparation of such audited financial statements in respect of the affairs of the Trust by the auditors as may be required by law or regulation applicable to the Trustee or the Trust or as may be requested by the Company or Royal Dutch Shell.

10.	DISCRETION OF TRUSTEE

Where reference is made in this Trust Deed to a discretion of the Trustee, such discretion shall mean the exclusive and absolute discretion of the Trustee as it deems fit.

11.	LIABILITY OF TRUSTEE

11.1	The Trustee shall not be held responsible, nor shall it in any way be liable, for any loss of the Trust Property or part thereof which may be sustained by anybody whatsoever as a result of any exercise of any power or discretion herein conferred, or as a result of endeavours made by it in good faith to give effect to its duties in terms hereof, or in consequence of the depreciation in value of the Trust Property, unless the Trustee shall have acted fraudulently or failed to perform its duties and exercise its powers with the care, diligence and skill which could reasonably be expected of a person who manages the affairs of another.

11.2	The Company and Royal Dutch Shell hereby jointly and severally indemnify the Trustee against all claims and demands of whatever nature that may be made against the Trustee arising out of the exercise or purported exercise in good faith of any of the powers hereby conferred upon it, provided that the Trustee shall have performed its duties and exercised its powers with the care, diligence and skill which could reasonably be expected of a person who manages the affairs of another.

12.	REMUNERATION

12.1	All costs and expenses lawfully incurred by the Trustee in connection with the administration of the Trust Property including, but not limited to, the costs of legal proceedings brought by or against it in its capacity as such, shall be paid by the Company.

12.2	The Trustee shall be entitled to such remuneration for its services as Trustee as the Company and Royal Dutch Shell may, from time to time, determine, which amounts shall be paid by the Company.

12.3	Royal Dutch Shell irrevocably guarantees the payment by the Company of all sums payable by the Company under this clause 12. If the Company fails to pay on the due date any sum payable by the Company under clause 12, and that sum remains unpaid for fourteen days thereafter, Royal Dutch Shell shall within five business days of demand by the Trustee unconditionally pay that sum to the Trustee.

12.4	Royal Dutch Shell’s liability under clause 12.3 shall not be discharged in whole or in part or otherwise affected in any way by reason of the Trustee giving the Company time or any other concession or taking, holding, varying, releasing or not enforcing any other security for any sum payable by the Company under clause 12 or by reason of any other act or omission of the Trustee or any other circumstances (other than performance) which, but for this paragraph, would discharge the guarantee provided for in clause 12.3.

12.5	The guarantee provided for in clause 12.3 shall continue in effect until all sums payable by the Company under this clause 12 have been finally paid in full.

12.6	This clause 12.6 applies in the event of liquidation of the Company if any sum has become or becomes payable by Royal Dutch Shell under the guarantee provided for in clause 12.3. In this case Royal Dutch Shell shall not prove in competition with the Trustee in the liquidation of the Company until all sums payable by the Company under this clause 12 have been finally paid in full. The Trustee may, however, request that Royal Dutch Shell submit a proof, in which case Royal Dutch Shell agrees to hold the benefit of that proof, and all amounts received in respect of that proof, on trust for the Trustee, to the extent of all amounts due under the guarantee provided for in clause 12.3.

13.	APPLICATION OF TRUST PROPERTY

13.1	The Trustee shall be obliged to apply the Trust Property for the purposes of the Trust and for no other purpose. For the avoidance of doubt, the Trustee shall not be permitted to apply the Trust Property to satisfy expenses.

13.2	All amounts payable to the Class B Shareholders pursuant to the provisions of this Trust Deed shall be paid mutatis mutandis in accordance with the provisions of the articles of association of Royal Dutch Shell as if a payment out of the Trust to a Class B Shareholder were a dividend payable on the Class B Shares.

13.3	Each payment by the Trustee to a Class B Shareholder shall be made after making such deductions or withholdings as are necessary to meet the requirements of any legislation that may from time to time compel the Trustee to withhold any amounts, whether in respect of taxation or otherwise.

13.4	The Trustee may appoint, and maintain the appointment of, a paying agent for the purposes of administering payments to Class B Shareholders. The identity of the paying agent and the terms on which the paying agent is appointed shall be agreed with the Company and Royal Dutch Shell in advance of any appointment. The Trustee shall, upon the request of the Company or Royal Dutch Shell to do so, terminate the appointment of any such paying agent.

14.	INVESTMENT RESTRICTIONS

The dividend amounts forming part of the Trust Property, or any part thereof, shall only be held in one or more bank accounts and such amounts must be held in cash.

15.	AMENDMENTS OF TRUST DEED

15.1	The terms and conditions of this Trust Deed may be varied or supplemented, provided that:

(A)	no variation or supplementary provision shall have any force or effect unless it has been approved by the boards of directors of the Company and of Royal Dutch Shell, acting jointly; and

(B)	no variation or supplementary provision shall have the effect that the purpose and object of the Trust are altered.
15.2	Should the Company and Royal Dutch Shell wish to have the Trust Deed amended, the Company and Royal Dutch Shell will be entitled jointly to notify the Trustee in writing of the amendment so required and the Trustee shall do all things within its power to bring about such amendment unless so doing would be in breach of its fiduciary duties and/or its duties of care and skill.

15.3	Should the High Court at any time approve a modification of the Scheme which necessitates the amendment of this Trust Deed so as to render it consistent with the provisions of the Scheme as amended, the Trustee shall, notwithstanding any other provisions hereof, do all such things and take all such steps as may be necessary to amend the Trust Deed accordingly.

16.	ENTIRE AGREEMENT

16.1	This Trust Deed constitutes the whole and only agreement between the parties relating to the Trust.

16.2	Each party acknowledges that in entering into this Trust Deed it is not relying upon any pre-contractual statement which is not set out in this Trust Deed.

16.3	Except in the case of fraud, no party shall have any right of action against any other party to this Trust Deed arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Trust Deed.

16.4	For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Trust Deed made or given by any person at any time prior to the date of this Trust Deed.

17.	DISSOLUTION OF THE TRUST

17.1	The Trustee shall, at the request of Royal Dutch Shell and the Company, acting jointly, dissolve the Trust provided that, subject to clause 17.2, dissolution shall not occur for so long as there remains Trust Property in respect of which the time period in clause 17.2 has not expired.

17.2	The Trust shall not endure for a period in excess of 80 (eighty) years from the date of execution of this Trust Deed.

17.3	Upon the dissolution of the Trust, the assets of the Trust, if any, shall be liquidated and distributed in accordance with the directions given by Royal Dutch Shell.

18.	COUNTERPARTS

This deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this deed, but all the counterparts shall together constitute but one and the same instrument.

19.	GOVERNING LAW

This Trust Deed is governed by and shall be construed in accordance with English law.
IN WITNESS WHEREOF this Trust Deed has been executed and delivered as a deed on the date first above written.

Executed as a deed by THE “SHELL” TRANSPORT	)
AND TRADING COMPANY, PUBLIC LIMITED	)
COMPANY acting by one director and the secretary	)	...............................................
Director

...............................................
Secretary

The common seal of HILL SAMUEL OFFSHORE	)
TRUST COMPANY LIMITED (AS TRUSTEE) was	)
affixed in the presence of	)	...............................................
Director

...............................................
Authorised Signatory

Executed as a deed by ROYAL DUTCH SHELL PLC	)
acting by one director and the secretary	)	...............................................
Director

...............................................
Secretary

DATED 19 May 2005

TRUST DEED FOR
THE ROYAL DUTCH SHELL
DIVIDEND ACCESS TRUST

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(RJYT/JMUM)
CD050660091